Exhibit 99.1

Alpha Pro Tech

 L T D

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE 2015 FIRST QUARTER

First Quarter Net Sales Increased 7% to $10.7 Million

Income from Operations Increased 51% for the First Quarter

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Consolidated sales increased 7.0% to $10.7 million for the quarter ended March 31, 2015, compared to $10.0 million for the quarter ended March 31, 2014.

●	Operating income increased 51.0% to $77,000 for the quarter ended March 31, 2015, compared to $51,000 for the quarter ended March 31, 2014.

●	Diluted earnings per common share for the quarter ended March 31, 2015 and 2014 were $0.01.

Nogales, Arizona – May 6, 2015 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the first quarter ended March 31, 2015.

Consolidated sales for the first quarter increased 7.0% to $10.7 million, from $10.0 million for the comparable quarter of 2014. Building Supply segment sales for the three months ended March 31, 2015 increased by 5.3% to $5.8 million, compared to $5.5 million for the same period of 2014. The sales mix of the Building Supply segment for the three months ended March 31, 2015 was 61% for synthetic roof underlayment, 34% for housewrap and 5% for other woven material. This compared to 62% for synthetic roof underlayment, 34% for housewrap and 4% for other woven material for the first quarter of 2014. Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2015 increased 8.4% to $3.6 million, compared to $3.4 million for the same period of 2014. Infection Control segment sales for the three months ended March 31, 2015 increased by $124,000, or 11.6%, to $1.2 million, compared to $1.1 million for the same period of 2014.

Al Millar, President of Alpha Pro Tech, commented, “Today, we are again reporting solid top-line growth for the quarter across all segments of our business. Sales for the Disposable Protective Apparel segment were up a notable 8.4%, and sales for the Infection Control segment were up an impressive 11.6%. Our Building Supply segment continues to grow, with the economy version of our synthetic roof underlayment, TECHNOplyTM, showing particular strength by more than doubling first quarter sales year over year. At the same time, we continue to explore opportunities to broaden our market share through innovative products, with plans to introduce a third synthetic roof underlayment product, positioned between our REX™ product and TECHNOplyTM, later this year.”

“Severe weather hampered the construction industry and crippled certain sectors of the construction market during the first quarter of 2015, creating some pent up demand for building products that we expect will lead to sales growth in the coming quarters,” continued Mr. Millar.

Gross profit for the three months ended March 31, 2015 increased by 6.0% to $3.8 million, for a 35.9% gross profit margin, compared to $3.6 million, for a 36.3% gross profit margin, for the same period in 2014.

Selling, general and administrative (SG&A) expenses increased by 6.1% to $3.6 million for the first quarter of 2015, from $3.4 million for the same quarter of 2014. As a percentage of net sales, SG&A expenses decreased to 33.6% for the three months ended March 31, 2015, from 33.9% for the same period of 2014. Although SG&A expenses were up, two out of three segments SG&A percentage increase for the quarter was lower than the percentage increase in sales for the quarter.

Income from operations increased by $26,000, or 51.0%, to $77,000 for the three months ended March 31, 2015, compared to $51,000 for the three months ended March 31, 2014. The increased income from operations was primarily due to an increase in gross profit of $215,000 and a decrease in depreciation and amortization expense of $17,000, partially offset by an increase in SG&A expenses of $206,000.

Net income decreased for the three months ended March 31, 2015 to $148,000, compared to $269,000 for the same period in 2014, a decrease of 45.0%. The decrease was primarily due to $191,000 of pre-tax gains on investments in the first quarter of 2014 and no such gains in the first quarter of 2015, partially offset by increased operating income in the first quarter of 2015. Net income as a percentage of net sales for the three months ended March 31, 2015 and 2014 was 1.4% and 2.7%, respectively. Basic and diluted earnings per common share for each of the three months ended March 31, 2015 and 2014 was $0.01.

The condensed consolidated balance sheet remained strong with a current ratio of 11:1 as of March 31, 2015, compared to 15:1 as of December 31, 2014. The Company ended the first quarter of 2015 with working capital of $32.5 million. Cash at the end of the quarter totaled $1.1 million and, as of April 30, 2015, had increased to $2.6 million, primarily from the collection of accounts receivable, which are typically higher in the first quarter of the year due to extended payment terms offered at year end in our Building Supply segment, consistent with our competitors in this industry.

Inventory increased by $2.6 million, or 15.6%, to $19.1 million as of March 31, 2015, from $16.5 million as of December 31, 2014. The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment of $805,000, or 17.7%, to $5.4 million and an increase in inventory for the Building Supply segment of $1.8 million, or 21.1%, to $10.5 million, partially offset by a decrease in inventory for the Infection Control segment of $61,000, or 1.8%, to $3.2 million.

Lloyd Hoffman, Chief Financial Officer, commented, “Inventory levels were was higher to mitigate supply chain interruptions as a result of national holidays in Asia and to support future growth, in particular the increased demand for our TECHNOply™ synthethic roof underlayment product. As in the past two years, inventory is expected to be down in the upcoming two quarters, which should have a positive impact on our cash position.”

Mr. Hoffman continued, “At the end of the quarter, we had $1.1 million available for additional stock purchases under our stock repurchase program. As of March 31, 2015, we have repurchased 129,100 shares of common stock at a cost of $311,000, bringing the program total to 11,673,631 shares of common stock at a cost of $16.4 million since the program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, future product offerings and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2015	2014 (1)
Assets
Current assets:
Cash	$1,105,000	$5,495,000
Investments	2,307,000	2,840,000
Accounts receivable, net of allowance for doubtful accounts of $60,000 and $60,000 as of March 31, 2015 and December 31, 2014, respectively	7,792,000	5,333,000
Accounts receivable, related party	417,000	333,000
Inventories	19,117,000	16,544,000
Prepaid expenses	4,528,000	4,472,000
Deferred income tax assets	486,000	486,000
Total current assets	35,752,000	35,503,000

Property and equipment, net	3,208,000	3,315,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	65,000	71,000
Equity investments in unconsolidated affiliate	3,106,000	3,008,000
Total assets	$42,186,000	$41,952,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,679,000	$1,099,000
Accrued liabilities	540,000	1,195,000
Total current liabilities	3,219,000	2,294,000

Deferred income tax liabilities	1,546,000	1,752,000
Total liabilities	4,765,000	4,046,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,219,456 and 18,348,556 shares outstanding as of March 31, 2015 and December 31, 2014, respectively	182,000	183,000
Additional paid-in capital	17,529,000	17,833,000
Accumulated other comprehensive income	1,047,000	1,375,000
Retained earnings	18,663,000	18,515,000
Total shareholders' equity	37,421,000	37,906,000
Total liabilities and shareholders' equity	$42,186,000	$41,952,000

(1)     The condensed consolidated balance sheet as of December 31, 2014 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
	2015	2014

Net sales	$10,654,000	$9,956,000

Cost of goods sold, excluding depreciation and amortization	6,829,000	6,346,000
Gross profit	3,825,000	3,610,000

Operating expenses:
Selling, general and administrative	3,577,000	3,371,000
Depreciation and amortization	171,000	188,000
Total operating expenses	3,748,000	3,559,000

Income from operations	77,000	51,000

Other income:
Equity in income of unconsolidated affiliate	98,000	110,000
Gain on sale of marketable securities and investment in common stock warrants	-	191,000
Interest, net	1,000	3,000
Total other income	99,000	304,000

Income before provision for income taxes	176,000	355,000

Provision for income taxes	28,000	86,000

Net income	$148,000	$269,000

Basic earnings per common share	$0.01	$0.01

Diluted earnings per common share	$0.01	$0.01

Basic weighted average common shares outstanding	18,299,933	18,859,834

Diluted weighted average common shares outstanding	18,499,572	19,163,050

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